Exhibit 99.1

PFF BANCORP, INC. ANNOUNCES MANAGEMENT SUCCESSION PLAN

Robert W. Burwell, Chairman of PFF Bancorp, Inc. ( NYSE: PFB ), today announced that Larry M. Rinehart, President and Chief Executive Officer of the Company, has elected to retire from his management positions with the Company and its subsidiary, PFF Bank & Trust, effective as of March 31, 2006.  Mr. Rinehart will continue to serve as Chief Executive Officer of PFF Bancorp and PFF Bank & Trust until that time.  As part of the succession plan, the Board of Directors has appointed Kevin McCarthy President of the Bancorp and the Bank, effective immediately.  In addition, Mr. McCarthy will become Chief Executive Officer of both companies upon Mr. Rinehart's retirement.  Mr. Rinehart will remain a director of the Company following his retirement.

Mr. McCarthy,  53, has been with the Company since 1978 and has served as Senior Executive Vice President of PFF Bancorp since 1996 and Senior Executive Vice President and Chief Operating Officer of PFF Bank & Trust since 1993.

Mr. Rinehart commented, "It has been my privilege to have spent my career at PFF and especially to have served as its President and CEO for the last 13 years.  I have had the great fortune to have had the support of a dedicated Board of Directors, a strong management team, and terrific employees.  I am very proud of all that we have accomplished together.  While I look forward to enjoying my retirement, I also look forward to the Company's continued growth and success under Kevin McCarthy's leadership."

Mr. Burwell commented, "Over the past 13 years that Larry has served as Chief Executive Officer, he has guided the Bank through its transformation from a traditional mutual savings and loan to a publicly held, full service, high performance community bank. We look forward to Larry's continued stewardship as a director, and we have complete confidence that under Kevin's leadership the Company will continue on its successful path."

Contacts:  Larry M. Rinehart, CEO:  Kevin McCarthy, President/COO;

Gregory C. Talbott, Executive Vice President/CFO;

PFF Bancorp, Inc.  350 S. Garey Avenue

Pomona, CA  91766,  (909) 623-2323.